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Exhibit 99.1

Amkor Technology, Inc. Announces Preliminary Third Quarter Results

WEST CHESTER, Penn.--Oct. 15, 1998--Amkor Technology, Inc. (Nasdaq:AMKR) today announced that it expects revenues for the third quarter ended Sept. 30, 1998 to be between $385 million and $390 million, with fully diluted earnings per share between $0.16 and $0.18.

The Company said that revenues were below expectations since unit shipments did not increase and average selling prices decreased across all product lines more severely than anticipated. Partially offsetting the negative impact on gross profits as a result of lower selling prices was a reduction in material costs, experienced in the quarter.

The Company will release final third quarter results on Oct. 26, 1998 at 1:30 p.m. Pacific time. The conference call number is 719/457-2649. A replay will be available for one week by calling 719/457-0820.

Amkor Technology, Inc., founded in 1968, is the world's largest independent provider of semiconductor packaging and test services. The company offers a complete set of services including deep submicron wafer fabrication, wafer probe testing, IC packaging assembly and design, final testing, burn-in, characterization and reliability testing.

More information on Amkor Technology, Inc. is available from the company's SEC filings and on Amkor's web site, http://www.amkor.com. Amkor Technology, Inc. is traded on the Nasdaq National Market under the symbol AMKR.